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                                                                      EXHIBIT 5

                                LETTERHEAD OF
                            CRAVATH, SWAINE & MOORE


                                                                   April 7, 1994

                                 $115,000,000
                           Cincinnati Milacron Inc.
                             8-3/8% Notes due 2004

Dear Sirs:

  We have acted as special counsel to Cincinnati Milacron Inc., a Delaware corporation (the "Company"), in connection with the Registration Statement on Form S-4 (the "Registration Statement") of the Company, filed on April 7, 1994, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Securities Act"). The Registration Statement relates to $115,000,000 aggregate principal amount of the Company's 8-3/8% Notes Due 2004 (the "New Notes") to be offered in exchange for any and all of the Company's outstanding 8-3/8% Notes Due 2004 (the "Old Notes").

  In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for the purposes of this opinion, including (a) the Certificate of Incorporation and By-laws of the Company, as amended through the date hereof, (b) certain records of proceedings of the Board of Directors of the Company, (c) the Registration Statement, (d) the Indenture dated as of July 1, 1985, as supplemented by the First Supplemental Indenture date as of February 26, 1987, and the Second Supplement Indenture dated as of March 16, 1994 (as so supplemented, the "Indenture"), between the Company and BankAmerica National Trust Company (formerly BankAmerica Trust Company of New York), as Trustee (the "Trustee").

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  Based on the foregoing, we are of opinion that the New Notes, when duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture and duly issued and delivered by the Company in exchange for an equal principal amount of Old Notes, will be duly issued and will constitute valid and binding obligations of the Company entitled to the benefits of the Indenture.

  We are admitted to practice only in the State of New York and, accordingly, we do not express any opinion as to matters governed by any laws other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the Federal laws of the United States of America.

  We hereby consent to be named in the Registration Statement, and in the Prospectus which constitutes a part thereof, as the attorneys who will pass upon legal matters in connection with the issuance of the New Notes and to the filing of this opinion as an exhibit to the Registration Statement.


                                    Very truly yours,

                                    Cravath, Swaine, & Moore





Cincinnati Milacron Inc.
  4701 Marburg Avenue
    Cincinnati, Ohio 45209


4NS